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                                                                    EXHIBIT 99.2

                     [TANDY BRANDS ACCESSORIES, INC. LOGO]


TANDY BRANDS ACCESSORIES, INC.                  LIPPERT/HEILSHORN & ASSOC., INC.
J.S.B. Jenkins                                  Harriet C. Fried
President/Chief Executive Officer               Assistant Vice President
(817) 548-0090                                  (212) 838-3777
britt_jenkins@tandybrands.com                   harriet@lhai.com or www.lhai.com



                      TANDY BRANDS ACCESSORIES SUCCESSFULLY
                      LAUNCHES DOCKERS(R) ACCESSORIES LINE

ARLINGTON, TX, APRIL 12, 2001 -- TANDY BRANDS ACCESSORIES, INC. (NASDAQ NM:
TBAC) today announced the successful launch of its new line of women's handbags, small leather goods, and belts produced under the Dockers(R) name. The launch is the direct result of an exclusive licensing agreement the Company signed with Levi Strauss & Co. in August 2000.

J.S.B. Jenkins, president and chief executive officer of Tandy Brands, commented, "Orders received on our new line of Dockers(R) accessories far exceeded our original expectations during the spring selling season. Retailers have been even more excited than we expected about the outstanding designs and excellent pricing Tandy Brands is offering. An impressive group of retailers has committed to our Dockers(R) handbag, belt and accessories line, and, based on the strong demand we have seen to date, we anticipate Dockers(R) sales in fiscal year 2002 to more than double our original expectations."

Mr. Jenkins concluded, "One of our priorities for 2001 was to add a well-known quality name to our product mix. The Dockers(R) brand is an outstanding brand with great consumer recognition, and we have enjoyed working with them to bring such a distinctive, fashionable, and versatile line of merchandise to market. We are very excited about the strong growth potential this new product line represents for Tandy Brands."

         Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.